Exhibit 4.7

STOCK LENDING AGREEMENT

Between                                                Nordic Biotech Opportunity Fund K/S

c/o NB Capital ApS

Østergade 24 A, 1

DK-1100 Copenhagen

Denmark

and                                                                          Forward Pharma A/S

Østergade 24 A, 1

DK-1100 Copenhagen K

Denmark

and                                                                          Leerink Partners LLC

1 Federal Street, 37th Floor

Boston, MA 02110

United States of America

TABLE OF CONTENTS

1	DELIVERY AND USE OF THE FIRM LENDING SHARES	9

2	DELIVERY AND USE OF THE OPTION LENDING SHARES	10

3	EXCHANGE OF SHARES	12

4	REDELIVERY	13

5	NO CLOSING	13

6	PROLONGATION OF SHARE LOAN	14

7	RIGHTS AND TITLE	14

8	REPRESENTATIONS AND WARRANTIES	15

9	INDEMNIFICATION	15

10	EXPENSES, TAXES AND OTHER DUTIES	16

11	TERMINATION	16

12	GOVERNING LAW; SUBMISSION TO JURISDICTION	16

13	SEVERABILITY	18

14	NOTICES	18

15	COUNTERPARTS	19

INDEX OF EXHIBITS AND ANNEXES

Exhibit 1:	Notice from the Lender and the Company to the Transfer Agent of the transfer of Firm Lending Shares

Exhibit 2:	Notice from the Company and the Depository to the Transfer Agent of the transfer of Firm Lending Shares

Exhibit 3:	Form Borrowing Notice from the Company to the Lender

Exhibit 4:	Form Notice from the Company and the Depository to the Transfer Agent of the transfer of Option Lending Shares

Exhibit 5:	Notice from Leerink and the Depository to the Transfer Agent of the transfer of Firm Shares

Exhibit 6:	Notice from the Company and the Depository to the Transfer Agent of the transfer of Firm Lending Shares

Exhibit 7:	Form notice from Leerink and the Depository to the Transfer Agent of the transfer of Option Shares

Exhibit 8:	Form notice from the Company and the Depository to the Transfer Agent of the transfer of Option Lending Shares

Exhibit 9:	Notice from the Company and the Lender to the Transfer Agent of the redelivery of the Firm Lending Shares

Exhibit 10:	Form notice from the Company and the Lender to the Transfer Agent of the redelivery of the Option Lending Shares

Exhibit 11:	Form notice from the Company and the Depository to the Transfer Agent of the transfer of the Lending Shares and/or the Option Lending Shares in case of no Closing

Exhibit 12:	Form notice from the Company and the Lender to the Transfer Agent of the transfer of the Lending Shares and/or the Option Lending Shares in case of no Closing

Exhibit 13:	Form notice of prolongation from Leerink to the Lender

Annex 1:	Agreement between the Company, Leerink and the Depositary

INDEX OF DEFINED TERMS

All capitalised terms used in this Agreement shall have the same meaning as is given to them in the Underwriting Agreement (as defined below). In addition, the following terms have the following meanings:

ADSs	has the meaning set out in recital (A).

Agreement	means this Agreement.

Borrowing Notice	has the meaning set out in Clause 2.1.

Business Day	means any day which is not a Saturday, a Sunday or a bank or public holiday in New York (USA) or Copenhagen (Denmark).

Closing Date	means the [•] 2014, regardless of whether settlement of the Firm ADSs actually occurs.

Company	has the meaning given to in the preamble of the Agreement.

Depositary	means the Bank of New York Mellon, a New York banking corporation whose principal office is located at One Wall Street, New York, NY 10286 (USA).

Firm ADSs	has the meaning set out in recital (A).

Firm Lending Shares	has the meaning set out in recital (B).

Firm Shares	has the meaning set out in recital (A).

Leerink	has the meaning given to in the preamble of the Agreement.

Lender	has the meaning given to in the preamble of the Agreement.

Lending Shares	has the meaning set out in recital (B).

Offering	has the meaning set out in recital (A)

Option ADSs	has the meaning set out in recital (A).

Option Closing Date

means the expected settlement date for the Option ADSs as set out in the notice of exercise of overallotment option (as described in the Underwriting Agreement), regardless of whether settlement of the Option ADSs actually occurs.

Option Lending Shares	has the meaning set out in recital (C).

Option Shares	has the meaning set out in recital (A).

Ordinary Shares	means the Company’s ordinary shares, nominal value DKK [0.05] per share.

Overallotment Option	has the meaning set out in recital (A).

Purchase Price	has the meaning set out in the Underwriting Agreement.

Subscription List	has the meaning set out in recital (A).

Transaction Date	means one Business Day prior to the Closing Date.

Transfer Agent	means Computershare A/S.

Underwriters	has the meaning set out in the Underwriting Agreement.

Underwriting Agreement	has the meaning set out in recital (A).

This Stock Lending Agreement is entered into on [Date] between:

(1)                                                   Nordic Biotech Opportunity Fund K/S, a limited partnership incorporated under the laws of the Kingdom of Denmark registered with the Danish Business Authority under CVR number 31 26 24 88, and whose registered office is c/o NB Capital ApS, Østergade 24 A, 1, DK-1100 Copenhagen (the “Lender”);

(2)                                                   Forward Pharma A/S, a public limited liability company incorporated under the laws of the Kingdom of Denmark registered with the Danish Business Authority under CVR number 28 86 58 80, and whose registered office is at Østergade 24 A, 1, DK-1100 Copenhagen (the “Company”);

(3)                                                   Leerink Partners LLC whose registered office is at 1 Federal Street, 37th Floor Boston, MA 02110 (“Leerink”);

- the Lender, Leerink and the Company hereinafter collectively referred to as the “Parties” and separately as a “Party”

WHEREAS

(A)                                                 Leerink is acting as Representative of the Underwriters (as defined in the Underwriting Agreement dated the date hereof among the Company and the Underwriters (the “Underwriting Agreement”)) with respect to (i) the sale by the Company and the purchase by the Underwriters from the Company, acting severally and not jointly, of the respective numbers of Ordinary Shares, to be represented by and delivered in the form of American Depositary Shares (the “Firm ADSs”), each ADS representing one Ordinary Share, set forth in Schedule A to the Underwriting Agreement (the “Offering”) and (ii) the grant by the Company to the Underwriters, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase from the Company all or any part of [•] additional Ordinary Shares, to be represented by and delivered in the form of ADSs (the “Option ADSs” and together with the Firm ADS the “ADSs”), each Option ADS representing one Ordinary Shares solely for the purpose of covering over-allotments (the “Overallotment Option”). In connection with the Offering, Leerink (as Representative of the Underwriters) will subscribe for such number of Ordinary Shares issued by the Company as will be set out in Schedule A to the Underwriting Agreement (the “Firm Shares”) pursuant to a Subscription list to be entered into to facilitate the transactions contemplated by the Underwriting Agreement (the “Subscription List”). Pursuant to

Clause [26] of the Underwriting Agreement, the Company has further granted the Underwriters an option, exercisable by Leerink (as Representative of the Underwriters), to subscribe for such number of Ordinary Shares issued by the Company as is set forth in the Underwriting Agreement (the “Option Shares”).  Such exercise of the Underwriters’ option to purchase the Option Shares shall be evidenced by a separate Subscription List.  The Company desires to provide, as set forth in the Deposit Agreement among the Company and the Depositary, for the deposit of Ordinary Shares with the Depositary for the creation of ADSs representing Ordinary Shares.

(B)                                                 Subject to the Company and the Underwriters entering into the Underwriting Agreement, the Lender desires to lend to the Company [•] existing Ordinary Shares (the “Firm Lending Shares”) in an amount that equals the number of Ordinary Shares underlying the Firm ADSs in connection with the Offering, and the Company desires to borrow such Firm Lending Shares from the Lender, for the purpose of surrendering such Firm Lending Shares to the Depositary and thereby enabling the Depositary to create the Firm ADSs before the Firm Shares are paid in, issued and registered with the Danish Business Authority.

(C)                                                 Subject to the Underwriters exercise of the Overallotment Option, the Lender desires to lend to the Company up to [•] existing Ordinary Shares in the Company (the “Option Lending Shares” and together with the Firm Lending Shares the “Lending Shares”) in an amount that equals the number of Ordinary Shares underlying the Option ADSs in connection with the Offering and the Company desires to borrow such Option Lending Shares from the Lender, for the purpose of surrendering such Option Lending Shares to the Depositary and thereby enabling the Depositary to create the Option ADSs before the Option Shares are paid in, issued and registered with the Danish Business Authority.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1                                                           Delivery and use of the Firm Lending Shares

1.1                                                 The Lender hereby agrees to lend the Firm Lending Shares to the Company and the Lender and the Company shall give notice to the Transfer Agent of the transfer, for value and available for delivery not later than [Time] on the Transaction Date. No consideration is payable by the Company under this Agreement. A signed notice is attached to this Agreement as Exhibit 1 and held in escrow with automatic release on [Time] on the Transaction Date. The transfer of the Firm Lending Shares from the Lender to the Company shall be evidenced by an updated shareholders’ register signed and delivered by the Transfer Agent.

1.2                                                 As soon as practicable following receipt by the Company of the updated shareholders’ register signed and delivered by the Transfer Agent pursuant to Clause 1.1, the Firm Lending Shares shall be transferred and surrendered (which for the purpose of this Agreement is characterized as a transfer of all rights and title to the Firm Lending Shares) by the Company to the Depositary in accordance with Annex 1 to this Agreement, for value and available for delivery not later than [Time] on the Transaction Date. A signed notice is attached to this Agreement as Exhibit 2 (and attached as Exhibit 2.1 to Annex 1) and held in escrow with automatic release following delivery of the updated shareholders’ register signed and delivered by the Transfer Agent pursuant to Clause 1.1. The transfer of the Firm Lending Shares from the Company to the Depositary shall be evidenced by an updated shareholders’ register signed and delivered by the Transfer Agent.

1.3                                                 The Firm Lending Shares are lent subject to the Company’s separate obligation to redeliver the Firm Lending Shares or Firm Shares (as defined below) as provided for respectively in Clauses 4 or 5 hereof. The Firm Lending Shares shall be used by the Company solely for the purpose of surrendering the Firm Lending Shares to the Depositary, and thereby enabling the Depositary to create the Firm ADSs before the Firm Shares are paid in, issued and registered with the Danish Business Authority.

1.4                                                 If during the period while it holds the Firm Lending Shares, the Company receives any interest, dividends or other distributions in respect of the Firm Lending Shares, it will deliver such interest, dividends or distributions to the Lender.

2                                                           Delivery and Use of the Option Lending Shares

2.1                                                 The Lender hereby agrees to lend the Option Lending Shares to the Company upon delivery to the Lender by the Company of a signed and completed notice (a form “Borrowing Notice”, attached as Exhibit 3), specifying the number of Option Lending Shares to be borrowed. The Company may deliver multiple Borrowing Notices and as a consequence hereof, Clauses 2 (Delivery and Use of the Option Lending

Shares), 3 (Exchange of Shares), 4 (Redelivery), and 5 (No Closing) shall apply to each loan of Option Lending Shares.

2.2                                                 The Borrowing Notice shall also be deemed as a notice to the Transfer Agent of the transfer pursuant to Clause 2.1. The transfer of the Option Lending Shares from the Lender to the Company shall be for value and available for delivery not later than [Time] on the Business Day following receipt of the Borrowing Notice and shall be evidenced by an updated shareholders’ register signed and delivered by the Transfer Agent.

2.3                                                 As soon as practicable following receipt by the Company of the updated shareholders’ register signed and delivered by the Transfer Agent pursuant to Clause 2.2, the Option Lending Shares shall be transferred and surrendered (which for the purpose of this Agreement is characterized as a transfer of all rights and title to the Option Lending Shares) by the Company to the Depositary in accordance with and pursuant to Annex 1 to this Agreement. In order to effect the aforementioned transfer, notice shall be given to the Transfer Agent.  A notice form is attached to this Agreement as Exhibit 4 (and attached as Exhibit 3.1 to Annex 1). The Option Lending Shares shall be transferred for value and available for delivery not later than [Time] on the Business Day following receipt of the notice referred to in the preceding paragraph and shall be evidenced by an updated shareholders’ register signed and delivered by the Transfer Agent.

2.4                                                 The Option Lending Shares are lent subject to the Company’s separate obligation to redeliver the Option Lending Shares or Firm Option Shares as provided for in Clauses 4 or 5 hereof. The Option Lending Shares shall be used by the Company solely for the purpose of surrendering such Option Lending Shares to the Depositary and thereby enabling the Depositary to create the Option ADSs before the Option Shares are paid in, issued and registered with the Danish Business Authority.

2.5                                                 If during the period while it holds the Option Lending Shares, the Company receives any interest, dividends or other distributions in respect of the Option Lending Shares, it will deliver such interest, dividends or distributions to the Lender.

3                                                           Exchange of Shares

3.1                                                 Subject to, and following the issuance, creation and delivery of the Firm ADS’s and/or the Option ADS’s (as the case may be) by the Depositary to an account designated by Leerink, Leerink will, (as Representative of the Underwriters) and pursuant to the Subscription List, subscribe for the Firm Shares and/or the Option Shares (as the case may be).

3.2                                                 As soon as practicable following registration of a capital increase with the Danish Business Authority effecting the issuance of the Firm Shares and/or the Option Shares (as the case may be) and delivery of an updated shareholders’ register signed and delivered by the Transfer Agent, the Firm Shares and/or the Option Shares (as the case may be), shall, in accordance with and pursuant to Annex 1, be substituted for the Firm Lending Shares and/or the Option Lending Shares (as the case may be) to the effect that (i) the Firm Shares and/or the Option Shares (as the case may be) are transferred from Leerink to the Depositary, and (ii) as soon as practicable thereafter the Firm Lending Shares and/or the Option Lending Shares (as the case may be) are transferred from the Depositary to the Company. In order to effect the aforementioned substitution, notice shall be given to the Transfer Agent. With respect to the transfer of Firm Shares from Leerink to the Depositary, a signed notice is attached as Exhibit 5 (and attached as Exhibit 4.1 to Annex 1) and held in escrow with automatic release upon registration with the Danish Business Authority and delivery of an updated shareholders’ register signed and delivered by the Transfer Agent pursuant to Clause 3.1. With respect to the transfer of Firm Lending Shares from the Depositary to the Company, a signed notice is attached as Exhibit 6 (and attached as Exhibit 4.2 to Annex 1) and held in escrow with automatic release upon release of Exhibit 5 and delivery of an updated shareholders’ register signed and delivered by the Transfer Agent. With respect to the transfer of Option Shares from Leerink to the Depositary, a form notice is attached as Exhibit 7 (and attached as Exhibit 5.1 to Annex 1) and with respect to the transfer of Option Lending Shares from the Depositary to the Company, a form notice is attached as Exhibit 8 (and attached as Exhibit 5.2 to Annex 1). In each case, the exchange of shares pursuant to this Clause 3.2 shall be evidenced by an updated shareholders’ register signed and delivered by the Transfer Agent.

4                                                           Redelivery

4.1                                                 As soon as practicable following the exchange of shares pursuant to Clause 3.2, the Company shall redeliver the Firm Lending Shares and/or the Option Lending Shares (as the case may be) to the Lender. In order to effect the aforementioned redelivery, notice shall be given to the Transfer Agent by the Company and the Lender as soon as practicable. With respect to the Firm Lending Shares, a signed notice is attached as Exhibit 9 and held in escrow with automatic release upon delivery of an updated shareholders’ register signed and delivered by the Transfer Agent pursuant to Clause 3.2. With respect to the Option Lending Shares, a form notice is attached as Exhibit 10. In each case, the redelivery shall be evidenced by an updated shareholders’ register signed and delivered by the Transfer Agent.

5                                                           No Closing

5.1                                                 In the event that (i) registration of the Firm Shares or the Option Shares (as the case may be) with the Danish Business Authority has not occurred by [Time] on the Closing Date or the Option Closing Date (as the case may be), or (ii) delivery of the Firm ADS’s and/or the Option ADS’s (as the case may be) by the Depositary to an account designated by Leerink has not occurred by [Time] on the Closing Date or the Option Closing Date (as the case may be), the Depository shall, upon certification by Leerink that the applicable transaction has failed to close (which Leerink may decide to postpone for such period, if any, which the loan period is extended pursuant to clause 6.1), in accordance with and pursuant to Annex 1 to this Agreement, as soon as practicable redeliver to the Company the Lending Shares and/or the Option Lending Shares (as the case may be) and the Company and the Depository shall, in accordance with and pursuant to Annex 1 to this Agreement, as soon as practicable give notice to the Transfer Agent of such redelivery. A form notice is attached as Exhibit 11 (and attached as Exhibit 6.1B to Annex 1). The redelivery shall be evidenced by an updated shareholders’ register signed and delivered by the Transfer Agent.

5.2                                                 As soon as practicable after the redelivery of the Lending Shares and/or the Option Lending Shares (as the case may be) by the Depositary to the Company pursuant to Annex 1 to this Agreement, the Company shall redeliver the Lending Shares and/or the Option Lending Shares (as the case may be) to the Lender, and the Company and the Lender shall as soon as practicable give notice to the Transfer

Agent of the redelivery. A form notice is attached as Exhibit 12. The redelivery shall be evidenced by an updated shareholders’ register signed and delivered by the Transfer Agent.

6                                                           Prolongation of share loan

6.1                                                 In the event that (i) registration of the Firm Shares or the Option Shares (as the case may be) with the Danish Business Authority has not occurred by [Time] on the Closing Date or the Option Closing Date (as the case may be), or (ii) ) delivery of the Firm ADS’s and/or the Option ADS’s (as the case may be) by the Depositary to an account designated by Leerink has not occurred by [Time] on the Closing Date or the Option Closing Date (as the case may be), Leerink may, upon written notice to the Company and the Lender (a notice form is attached as Exhibit 13 and attached as Exhibit 8 to Annex 1), elect to continue the loan of the Lending Shares until the earlier of (x) registration of the Firm Shares or the Option Shares (as the case may be) has occurred and (y) five (5) business after the Closing Date or the Option Closing Date (as the case may be).

6.2                                                 In case this Agreement is prolonged pursuant to Clause 6.1, Leerink (as Representative of the Underwriters) shall not be obligated to release the net amount of the Purchase Price which would otherwise be payable to the Company pursuant to the Underwriting Agreement before registration of the Firm Shares or the Option Shares (as the case may be) has been effected and this has been sufficiently documented by the Company by way of presenting a compiled summary from the Danish Business Authority with a translation into the English language. The Purchase Price shall carry no interest.

7                                                           Rights and Title

7.1                                                 Each of the Lender, the Company and Leerink shall execute and deliver all necessary documents and give all necessary instructions to procure that all right, title and interest in the Lending Shares delivered pursuant to this Agreement shall pass between the Parties (as the case may be), free from all liens, charges, encumbrances or transfer taxes.

8                                                           Representations and Warranties

8.1                                                 Each Party hereby represents, warrants and undertakes that (a) it is not restricted under the terms of its articles of association, charter, bylaws or other governing documents, the law of its place of incorporation or jurisdiction in which it is domiciled, statute, order, rule or regulation or in any other manner from lending or borrowing (as the case may be) the Lending Shares in accordance with this Agreement, or from otherwise performing its obligations hereunder, and (b) it has all necessary licences and approvals and is duly authorised and empowered to perform its duties and obligations under this Agreement and will do nothing to prejudice the continuation of such authorisations, licences or approvals.

8.2                                                 In addition, each Party hereby represents, warrants and undertakes to the other Parties that it is entitled to pass full legal and beneficial ownership of the Firm Shares and/or the Option Shares (as the case may be), free from all liens, charges, encumbrances and transfer taxes.

8.3                                                 Finally, the Lender hereby represents, warrants and undertakes to the Company and to Leerink (As Representative of the Underwriters) that it is acting for its own account, and it has made its own independent decisions to enter into the loan of the Lending Shares on the terms and conditions set out in this Agreement and as to whether said loan is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of Leerink or any other Underwriter as investment advice or as a recommendation to enter into the loan of the Lending Shares; it being understood that information and explanations related to the terms and conditions of such loan shall not be considered investment advice or a recommendation to enter into such loan. No communication (written or oral) received from Leerink or any other Underwriter shall be deemed to be an assurance or guarantee as to the expected results of the loan of the Lending Shares.

9                                                           Indemnification

9.1                                                 The Company shall, indemnify and hold harmless each of the Lender, Leerink, and each of the other Underwriters their affiliates, their selling agents, directors, officers, members and representatives and each person, if any against any and all losses, claims, expenses, damages, liabilities and/or actions suffered or incurred by any of the said persons directly or indirectly as a result of (i) breach by the Company of any of the representations and warranties made by the Company or the Lender set out in clause 8 above or (ii) failure by the Company to perform any corporate action set out or implied in this Agreement.

9.2                                                 As this indemnification is a prerequisite for the transactions described in Recitals (A)-(C), the Board of Directors of the Company have in connection with signing this Agreement assessed that the indemnification in this Clause 9 is in the overall best interest of the Company.

9.3                                                 Section 6(c)-6(d) and Section 7 of the Underwriting Agreement shall apply mutadis mutandis to the indemnification in this Clause 9.

10                                                    Expenses, Taxes and other Duties

10.1                                          Expenses, taxes and other duties triggered by the delivery and/or redelivery of the Firm Shares, Option Shares or Lending Shares under this Agreement, shall be borne by the Company.

10.2                                          The Company shall not pay any fees, interest or other consideration or provide any collateral to the Lender or any other party as payment for the lending of the Lending Shares.

11                                                    Termination

11.1                                          This Agreement shall terminate automatically when all Lending Shares are redelivered to the Lender.

12                                                    Governing Law; Submission to Jurisdiction

12.1                                          This Agreement, the relationship among the parties and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with Danish law.

12.2                                          Each of the Parties irrevocably submits to the jurisdiction of the courts of the Kingdom of Denmark, in any legal suit, action or proceeding based on or arising under this Agreement whether on a contractual or non-contractual basis and agrees that all claims in respect of such suit or proceeding may be determined in any such court. Further, each of the Parties irrevocably waives the defence of an inconvenient forum or objections to personal jurisdiction with respect to the maintenance of such legal suit, action or proceeding. Lastly, and to the extent permitted by law, each of the Parties hereby irrevocably waives any objections to the enforcement by any competent court of any judgment validly obtained in any such court in the Kingdom of Denmark on the basis of any such legal suit, action or proceeding.

12.3                                          Notwithstanding the agreement in Clause 12.1, the Underwriters shall retain the right to bring proceedings against the Company and the Lender in any other court of competent jurisdiction or concurrently in more than one jurisdiction. The Underwriters shall retain the right to join or counterclaim under or for any breach of this Agreement against the Company and the Lender in any proceeding to which the Underwriters are or will be enjoined or a party in any other court in any jurisdiction outside of the Kingdom of Denmark relating to this Agreement, including, without prejudice to the generality of the foregoing, in any court of competent jurisdiction in the Kingdom of Denmark. The Company and the Lender irrevocably waives any objection to the jurisdiction of any court referred to in this Clause 12.3.

12.4                                          The Company and the Lender agrees to appoint an agent for service of process in any other jurisdiction than Denmark in which Underwriters are subject to legal suit, action or proceedings based on or arising under this Agreement within 14 days of receiving written notice of such legal suit, action or proceedings and the request to appoint such agent for service. In the event that the Company or the Lender does not appoint such an agent within 14 days of the notice requesting it to do so, the Underwriters may appoint a commercial agent for service for the Company or the Lender (as the case may be) and the Company and the Lender agrees that subject to being notified of such appointment in writing, service upon such commercial agent will constitute service upon the Company and the Lender.

12.5                                          Each Party hereby waives to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any action or proceeding in the courts of any country or jurisdiction, relating in any way to this Agreement and agrees that (i) it will not raise, claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding and (ii) it can be sued in its own name and is subject to civil and commercial laws with respect to its obligations under this Agreement.

12.6                                          Each party irrevocably agrees that a judgment and/or order of any court referred to in this Clause 12 based on any matter arising out of this Agreement shall be conclusive and binding on it and may be enforced against it in any other jurisdiction, whether or not (subject to due process having been served on it) it participates in the relevant proceedings.

13                                                    Severability

13.1                                          If any provision in this Agreement should be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected thereby. No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties to this Agreement. No third party shall be required to agree to any such variation. No party may assign any of its rights under this Agreement without the consent of the party against whom the right operates.

13.2                                          The Company, Lender and Leerink recognize that the Depositary is not a party to this Agreement, is not privy to its terms and is not bound by it. The Company, Lender and Leerink understand and agree that to the extent that the performance by the Depositary pursuant to the terms of the Deposit Agreement and Annex I is not consistent with the descriptions set forth in this Agreement, the terms of the Deposit Agreement and Annex I, respectively, shall prevail.

14                                                    Notices

14.1                                          All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to Leerink shall be given to Leerink Partners LLC, One Federal Street, Boston MA 02210, Attn: the General Counsel. Notices to the Lender shall be given to Florian Schönharting, email: fs@nordicbiotech.com. Notices to the Company shall be given to Peder Møller Andersen, email: pma@forward-pharma.com.

15                                                    Counterparts

15.1                                          This Agreement may be executed by any one or more of the parties hereto and thereto in any number of counterparts, each of which shall be deemed to be an original, but all of such respective counterparts shall together constitute one and the same instrument.

In witness whereof, this Agreement has been duly executed on behalf of the parties hereto the day and year first before written.

For and on behalf of Nordic Biotech Opportunity Fund K/S:

Name:	Name:
Title:	Title:

For and on behalf of Leerink Partners LLC (as Representative of the Underwriters):

Name:	Name:
Title:	Title:

For and on behalf of Forward Pharma A/S:

Name:	Name:
Title:	Title: